Exhibit 10.13

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made effective as of the 20th day of November, 2019 (the “Effective Date”), by and between AN2 Therapeutics, Inc., a corporation organized and existing under the laws of Delaware with offices at [***] (“Licensee”) and Anacor Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware with offices at [***] (“Anacor”). Licensee and Anacor may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Anacor owns or otherwise Controls the Licensed Technology (hereinafter defined); and

WHEREAS, Licensee wishes to obtain, and Anacor wishes to grant, certain licenses under the Licensed Technology on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.	DEFINITIONS.

1.1.

“Affiliate” means, as of any point in time and for so long as such relationship continues to exist with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. A Person shall be regarded as in control of another Person if it (a) owns or controls at least fifty percent (50%) of the equity securities of the subject Person entitled to vote in the election of directors or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any such Person (whether through ownership of securities or other ownership interests, by contract or otherwise); provided, however, that where an entity owns a majority of the voting power necessary to elect a majority of the board of directors or other governing board of another entity, but is restricted from electing such majority by contract or otherwise, such entity will not be considered to be in control of such other entity until such time as such restrictions are no longer in effect.

1.2.	“Agreement” has the meaning set forth in the preamble to this Agreement.

1.3.	“Anacor Indemnitees” has the meaning set forth in Section 11.1.

1.4.	“[***]” has the meaning set forth in Section 5.9.1.

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1.5.	“Applicable Law” means any applicable law, statute, rule, regulation, order, judgment, or ordinance of any Governmental Authority.

1.6.	“Bankruptcy Code” has the meaning set forth in Section 13.3.

1.7.	“Bankruptcy Event” has the meaning set forth in Section 13.3.

1.8.	“Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks located in New York, New York are authorized or required by Applicable Law to remain closed.

1.9.	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.

1.10.	“Calendar Year” means each calendar year.

1.11.	“Cap” has the meaning set forth in Section 12.2.

1.12.	“CDA” has the meaning set forth in Section 17.11.1.

1.13.

“Change of Control” means, with respect to a Party, whether effected in a single transaction or a series of related transactions, (a) except in connection with a Financing Transaction, the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an Affiliate of such Party) of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then-outstanding securities or other voting interests; (b) any merger, reorganization, consolidation, share exchange, business combination or similar transaction involving such Party (i) pursuant to which [***] or more of the outstanding voting securities of such Party (or, if applicable, the ultimate parent of such Party) would be converted into cash or securities of any other Person or (ii) that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least [***] of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, business combination or similar transaction; (c) any sale, lease, exchange, contribution or other transfer of all or substantially all of the assets of such Party and its subsidiaries taken as a whole, other than the sale or disposition of such assets to an Affiliate of such Party; (d) any sale, lease, exchange, contribution or other transfer of the assets to which this Agreement relates; or (e) the approval of any plan or proposal for the liquidation or dissolution of such Party.

1.14.	“Change of Control Payment” has the meaning set forth in Section 5.6.1.

1.15.	“Chiral Synthesis Intellectual Property” means Anacor’s rights in US patent applications identified as [***].

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	2

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1.16.	“Claims” has the meaning set forth in Section 11.1.

1.17.	“CMO” means a contract manufacturing organization.

1.18.

“Combination Product” means a product: (a) formulated with one or more Compounds and one or more Other Active Ingredients; or (b) a product containing one or more Compounds that is packaged with another pharmaceutical product containing one or more Other Active Ingredients, where such products are sold together as a single product and invoiced as one product.

1.19.

“Commercialize” or “Commercialization” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported, or otherwise commercialize a Compound or Product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.20.	“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Compound or Product, [***].

1.21.	“Compliance Laws” has the meaning set forth in Section 10.4.

1.22.	“Compounds” means Anacor’s compounds identified as [***], as further defined in Schedule 1.22, together with all and any [***].

1.23.	“Confidential Information” has the meaning set forth in Section 9.1.

1.24.

“Control” or “Controlled” means, with respect to any Intellectual Property Rights or other rights to provide data or other information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party or provide such data or other information to such other Party without breaching the terms of any agreement with a Third Party.

1.25.	“CRO” means a contract research organization.

1.26.	“Develop” or “Development” means to conduct any and all research and development activities necessary to obtain Regulatory Approval.

1.27.	“Developed Country” means any country that is not a Developing Country.

1.28.

“Developed IP” means any Intellectual Property Rights that are both: (a) related to the Product, and (b) conceived or reduced to practice by Licensee, its Affiliates, or sublicensees alone or together with one or more Third Parties during the Term.

1.29.

“Developing Country” means (a) those countries that, at the time of First Commercial Sale of a Product in such country, are classified as lower income or lower middle income countries by the World Bank on its list of World Bank Country and Lending Groups calculated using the World Bank Atlas method, and (b) Greater China; provided that prior to six (6) months following the Effective Date, AN2 shall enter into a binding obligation to grant a Greater China Sublicense.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	3

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1.30.	“Development Plan” has the meaning set forth in Section 4.7.

1.31.	“Development Milestone” has the meaning set forth in Section 5.3.

1.32.	“Development Milestone Payment” is defined in Section 5.3.

1.33.	“Disputes” has the meaning set forth in Section 16.1.

1.34.	“Effective Date” has the meaning set for in the preamble to this Agreement.

1.35.	“Election Notice” has the meaning set forth in Section 7.2.4.

1.36.	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.37.	“FD&C Act” has the meaning set forth in Section 8.1.

1.38.	“Fees” has the meaning set forth in Section 12.2.

1.39.	“Field” means the treatment, diagnosis, or prevention of disease in humans and animals.

1.40.

“Financing Transaction” means a bona fide capital raising transaction, or series of related transactions, in which a Party issues or sells its securities or other voting interest to unaffiliated Third Parties.

1.41.

“First Commercial Sale” means the first sale of the Product by Licensee or Licensee’s Affiliate or sublicensee to a Third Party in a country in the Territory following receipt of Regulatory Approval for such Product in such country.

1.42.	“Force Majeure Event” has the meaning set forth in Section 17.4.

1.43.

“GAAP” means United States generally accepted accounting principles or an alternative international generally accepted standard of accounting principles used by Licensee, including International Reporting Financial Standards, in each case consistently applied.

1.44.

“Generic Product” means any pharmaceutical product that (a) is sold by a Third Party that is not an Affiliate or sublicensee of Licensee under a marketing authorization granted by a Regulatory Authority to a Third Party, (b) contains the same Compound as a Product (c) for purposes of the United States, is approved in reliance on a prior Regulatory Approval of a Product granted to Anacor or an Anacor Affiliate or sublicensee by the FDA or, for purposes of a country outside the United States, is approved in reliance on a prior Regulatory Approval of a Product granted to Licensee or a Licensee Affiliate or sublicensee by any applicable Regulatory Authority, and (d) is determined by a Regulatory Authority to be therapeutically equivalent to and substitutable for a Product.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	4

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1.45.	“Greater China” means, individually and collectively, mainland China, Hong Kong, Taiwan and Macau.

1.46.

“Greater China Sublicense” means a sublicense between Licensee and a Third Party under which Licensee grants a sublicense to the license rights it receives under Section 2.1, pursuant to Section 2.2, to Develop, Manufacture and Commercialize Compounds and Products in the Field solely in Greater China.

1.47.	“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.48.

“IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of the Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.49.	“[***]” has the meaning set forth in Section 5.9.1.

1.50.

“Intellectual Property Rights” means all trade secrets, copyrights, Patent Rights, trademarks, moral rights, Know-How, and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.51.	“[***]” has the meaning set forth in Section 5.9.1.

1.52.

“Know-How” means any proprietary invention, discovery, development, data, information, process, method, technique, material, technology, result, cell line, compound, probe or other know-how, whether or not patentable, and any physical embodiments of any of the foregoing.

1.53.

“Knowledge” means actual knowledge of the individuals listed on Schedule 1.53 and is not meant to require or imply that any particular inquiry or investigation has been undertaken, including, without limitation, obtaining any type of search (independent of that performed by the actual governmental authority during the normal course of patent prosecution, as applicable, in a jurisdiction) or opinion of counsel.

1.54.	“Licensed Know-How” means all Know-How Controlled by Anacor as of the Effective Date that is listed and identified in Exhibit 1 of Schedule 3.

1.55.	“Licensed Patent Rights” means all Patent Rights listed on Schedule 1.55, which specifically excludes Chiral Synthesis Intellectual Property.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	5

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1.56.	“Licensed Technology” means, collectively, the Licensed Patent Rights, the Chiral Synthesis Intellectual Property, and Licensed Know-How.

1.57.	“Major Market” means any of [***].

1.58.

“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

1.59.	“Marginal Royalty Rates” has the meaning set forth in Section 5.5.1.

1.60.	“Milestone Payments” means, collectively, the Development Milestone Payments and Sales Milestone Payments.

1.61.

“NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the United States Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.62.	“[***]” has the meaning set forth in Section 2.6.3.

1.63.

“Net Sales” means, with respect to all Products distributed or sold in the Territory to Third Parties by Licensee, its Affiliates and sublicensees, gross receipts from sales of such Products in the Territory, less [***].

Net Sales for a Combination Product shall be calculated as follows:

(i)    If the Product and Other Product(s) each are sold separately in such country, Net Sales will be calculated by [***];

(ii)    If the Product is sold independently of the Other Product(s) in such country, but the average net selling price of the Other Product(s) cannot be determined, Net Sales will be calculated by [***];

(iii)    If the Other Product(s) are sold independently of the Product in such country, but the average net selling price of the Product cannot be determined, Net Sales will be calculated by [***]; and

(iv)    If neither the Product nor the Other Product(s) is sold independently, then the Net Sales of the Combination Product in such country will be calculated by [***].

1.64.	“[***]” has the meaning set forth in Section 5.9.1.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	6

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1.65.	“Other Active Ingredient” means a therapeutically active ingredient, other than a Compound.

1.66.	“Other Product” means a product containing an Other Active Ingredient.

1.67.	“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

1.68.

“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, divisions, continuations, substitutions, and renewals, and all patents granted thereon, (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.69.	“Patent Term Extension” has the meaning set forth in Section 7.2.3.

1.70.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

1.71.

“Phase I Clinical Trial” means a clinical trial that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation).

1.72.

“Phase II Clinical Trial” means a clinical trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for its intended use and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), to permit the design of further clinical trials.

1.73.

“Priority Review Voucher” or “PRV” means a voucher issued by a Regulatory Authority to the sponsor of a first product application that entitles the holder of such voucher to priority review of a human health drug application after the date of approval of the first product application.

1.74.	“[***]” has the meaning set forth in Section 5.9.2.

1.75.

“Product” means a product that includes or incorporates one or more Compounds, alone or in combination with one or more other active agents. For clarity, multiple formulations (or combinations) that contain the same Compounds would be deemed one Product for purposes of any royalty calculation.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	7

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1.76.	“PRV ROFR” has the meaning set forth in Section 5.7.

1.77.	“[***]” has the meaning set forth in Section 5.9.1.

1.78.	“Recipients” has the meaning set forth in Section 9.2.

1.79.

“Regulatory Approval” means, with respect to the Product in any country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Regulatory Authority to market and sell the Product in such country or jurisdiction.

1.80.	“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for the Product in the Territory.

1.81.

“Regulatory Filings” means, with respect to the Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, NDA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.82.	“Relevant Records” has the meaning set forth in Section 6.1.

1.83.	“Residuals” has the meaning set forth in Section 2.4.

1.84.	“Review Period” has the meaning set forth in Section 14.3.

1.85.	“[***]” has the meaning set forth in Section 2.6.2.

1.86.	“[***]” has the meaning set forth in Section 2.6.2.

1.87.	“ROFR” has the meaning set forth in Section 5.7.

1.88.	“Royalties” has the meaning set forth in Section 5.5.

1.89.	“Royalty Term” means, with respect to each Product in each country in the Territory, the period commencing on [***] and expiring upon the later of: [***].

1.90.	“Sales Milestone” has the meaning set forth in Section 5.4.

1.91.	“Sales Milestone Payment” has the meaning set forth in Section 5.4.

1.92.

“Series A Investment” means the financing of Licensee, whereby Licensee obtains at least twelve million U.S. Dollars (US$12,000,000) in gross proceeds from the sale and issuance of Licensee’s Series A Preferred Shares in one or more closings pursuant to the Series A Preferred Share Purchase Agreement.

1.93.

“Series A Preferred Share Purchase Agreement” means that certain Series A Preferred Share Purchase Agreement to be executed and delivered by Anacor and certain other investors simultaneously with this Agreement.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	8

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1.94.	“Shares” has the meaning set forth in Section 5.1.

1.95.

“Significant Transaction” means [***]. For the avoidance of doubt, a research or Development license without commercial rights (including rights granted to a CRO conducting Product-related research or Development services), and the granting of license(s) to Manufacture any Product, a non-exclusive distribution arrangement, or any other activity with an entity other than a Third Party, shall not be considered a Significant Transaction.

1.96.	“[***]” has the meaning set forth in Section 2.6.1.

1.97.	“Tax Action” has the meaning set forth in Section 5.14.2.

1.98.	“Term” has the meaning set forth in Section 13.1.

1.99.	“Territory” means worldwide.

1.100.	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.101.	“Third Party Infringement” has the meaning set forth in Section 8.1.

1.102.	“Third Party IP” has the meaning set forth in Section 5.5.2.

1.103.	“Third Party Payment” has the meaning set forth in Section 5.5.2.

1.104.	“TPB” has the meaning set forth in Section 5.7.

1.105.	“Upfront Payment” has the meaning set forth in Section 5.2.

1.106.

“Valid Claim” means with respect to a particular country and Product, a claim of a Patent Right within the Licensed Patent Rights that (a) with respect to an issued and unexpired patent, (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (b) with respect to a bona fide claim in a pending patent application, has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected or disallowed by an administrative agency action, which action is appealable or unappealed within the time allowed for appeal, provided that any claim in any patent application pending for more than ten (10) years from the earliest date on which such patent application claims priority shall not be considered a Valid Claim for purposes of the Agreement from and after such ten (10) year date unless and until a patent containing such claim issues from such patent application while another Valid Claim covers the relevant Product in the relevant country and such issued claim meets the requirements of clause (a) or refiling of such application.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	9

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1.107.	“VAT” has the meaning set forth in Section 5.14.1.

1.108.

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

2.	LICENSE GRANT.

2.1.	License Grants.

2.1.1.

Licensed Patent Rights. Subject to the terms and conditions of this Agreement, including, without limitation, those set forth in Sections 2.3 and 2.4, Anacor hereby grants to Licensee an exclusive, even as to Anacor, sublicensable (subject to Section 2.2), royalty-bearing right and license under the Licensed Patent Rights to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Compounds and Products in the Field within the Territory.

2.1.2.

Chiral Synthesis Intellectual Property. Subject to the terms and conditions of this Agreement, Anacor hereby grants to Licensee a non-exclusive, sublicensable (subject to Section 2.2), royalty-bearing right and license to use the Chiral Synthesis Intellectual Property for the sole purpose of Manufacturing Compounds and Products in the Field within the Territory.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	10

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2.1.3.

Licensed Know How. Subject to the terms and conditions of this Agreement, Anacor hereby grants to Licensee a non-exclusive, sublicensable (subject to Section 2.2), royalty-bearing right and license to use the Licensed Know-How for the sole purpose of the Development, Commercialization, and Manufacture of Compounds and Products in the Field within the Territory.

2.1.4.

Affiliates. To the extent any of the Licensed Technology is Controlled by an Affiliate of Anacor, then promptly following the Effective Date, Anacor shall cause such Affiliate to take all necessary actions to give effect to the licenses granted under this Section 2.1.

2.1.5.

Licensee Intellectual Property. Licensee hereby grants to Anacor and its Affiliates a non-exclusive, sublicensable license to make and use all Developed IP in connection with the Development, Manufacture, or use of Compounds or Products for all research, development, and regulatory purposes. For clarity, Anacor shall not have any rights to sell any Compounds or Products pursuant to the license granted thereto under this Section 2.1.5.

2.2.

Sublicense Rights. Licensee may sublicense the rights granted to it by Anacor under this Agreement, through multiple tiers, (a) to any of its Affiliates, without Anacor’s approval, (b) to any Third Party other than in connection with a Significant Transaction, without Anacor’s approval; and (c) to any Third Party in connection with a Significant Transaction, other than a Significant Transaction that is compelled by the U.S. Federal Government under 35 USC 302, upon Anacor’s prior written approval, which approval shall not be unreasonably withheld or delayed, but which is subject to the provisions of Section 2.6. Any and all sublicenses shall be subject to the following requirements:

2.2.1.

All sublicenses shall be subject to and consistent with the terms and conditions of this Agreement and shall: (a) preclude the assignment of such sublicense without the prior written approval of Anacor (except for assignments under the Greater China Sublicense, which shall not require such approval), (b) include Anacor as a third party beneficiary under the sublicense with the right to enforce the terms of such sublicense, and (c) preclude the granting of further sublicenses in contravention with the terms and conditions of this Agreement. In no event shall any sublicense relieve Licensee of any of its obligations under this Agreement.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	11

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2.2.2.	Licensee shall furnish to Anacor a true and complete copy of each sublicense agreement and each amendment thereto, within thirty (30) days after the sublicense or amendment has been executed.

2.3.

Retained Rights. Licensee acknowledges and agrees that Anacor retains the right and is free to (a) make, have made, use and import the Compound and Product for all internal research, development, and regulatory purposes, (b) use the Licensed Patent Rights, the Chiral Synthesis Intellectual Property, and Licensed Know-How for purposes other than those exclusively licensed to Licensee under this Agreement, and (c) grant rights, which may have been or may be provided by Anacor, to (i) a reagent supplier, such as Sigma Aldrich Co., to make or sell the Compound or (ii) a non-commercial entity to use the Compound, in each case in the form of non-GMP samples of the Compound in mg quantities solely as a research reagent.

2.4.

Residuals. Anacor may use for any purpose the Residuals resulting from access to or work with the Product and Licensed Know-How. As used herein, “Residuals” means information in non-tangible form which may be retained by persons who have had access to the Product or Licensed Know-How, including ideas, concepts, know-how or techniques contained therein.

2.5.

No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon a Party by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of either Party or its Affiliates other than the rights in Licensed Technology expressly granted herein, regardless of whether such technology or Intellectual Property Rights shall be dominant or subordinate to any Licensed Technology.

2.6.	[***]

3.	TRANSFER ACTIVITIES. Schedule 3 sets forth the documentation that Anacor will transfer to Licensee and related activities to be performed by the Parties.

4.	DEVELOPMENT; COMMERCIALIZATION; MANUFACTURING.

4.1.

General. Licensee shall have sole responsibility for the cost and expense of, and the sole authority over and control of, the Development, Manufacture, Regulatory Approval and Commercialization of Compounds and Products in the Field.

4.2.	Diligence.

4.2.1.

Development. Licensee shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for the Product in the Developing Countries and at least one Developed Country.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	12

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4.2.2.

Commercialization. Licensee shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize a given Product in the Developing Countries and the Developed Countries where Licensee or its designated Affiliates or sublicensees receive Regulatory Approval for such Product.

4.3.

Regulatory Filings. In connection with its efforts to Develop the Product, Licensee shall bear all responsibility and expense for submitting Regulatory Filings and obtaining Regulatory Approval for the Product. Licensee will undertake such activities at its sole expense.

4.4.

Progress Reporting. At least [***] prior to the start of each [***], Licensee shall provide to Anacor a report including [***]. Licensee would make available on a [***] for a reasonable period of time, knowledgeable personnel to respond to questions from Anacor or its Affiliates pertaining to the development and commercialization of the Product in order to assist Anacor or its Affiliates with fulfilling any of Anacor’s or its Affiliates revenue recognition procedures as they pertain to payments owed or potentially owed to Anacor under this Agreement.

4.5.	U.S. Manufacturing. Licensee agrees that, to the extent required, it shall comply with the applicable requirements of 35 U.S.C. § 204 in connection with Manufacturing the Product.

4.6.

CROs and CMOs. Licensee may contract with Third Party CROs or CMOs to handle any or all clinical Development or Manufacture activities, in Licensee’s reasonable discretion, consistent with the then-current Development Plan. As between the Parties, all costs of CROs or CMOs will be borne solely by Licensee. For clarity, Licensee shall not be required to obtain Anacor’s consent of a sublicense to a CRO or CMO if the applicable contract is (a) in the case of a CRO, limited to a license for such CRO to perform research or Development with regard to a Product on behalf of Licensee or (b) in the case of a CMO, limited to a license for such CMO to Manufacture Product on behalf of Licensee.

4.7.

Development Plan. All Development and Commercialization activities to be conducted in connection with any Compound or Product will be performed by Licensee consistent with the terms and conditions set forth in this Section 4.7 and the development plan as set forth in Schedule 4.7 (the “Development Plan”). [***], Licensee will provide Anacor with a detailed update on all activities undertaken to accomplish the activities set out in the Development Plan. The foregoing obligation shall expire upon a [***].

5.	PAYMENT TERMS.

5.1.

Equity. In consideration of the licenses and rights granted to Licensee hereunder, Licensee will issue and grant to Anacor such number of shares of the Licensee’s Series A Preferred Shares (the “Shares”) equivalent on an aggregate basis to fifteen

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percent (15%) of all shares of Licensee’s capital shares on a fully-diluted basis immediately following the closing of Licensee’s Series A Investment, and in any event pursuant to that certain Series A Preferred Share Purchase Agreement, to be executed and delivered by Anacor and certain other investors simultaneously with this Agreement. Anacor, as the owner of Shares, shall have rights and obligations on parity with, and with the same terms and conditions as, other investors purchasing shares of Series A Preferred Shares.

5.2.

Upfront Payment. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Anacor a one-time, upfront, non-refundable, and non-creditable payment of two million dollars (US$2,000,000) on the Effective Date (“Upfront Payment”).

5.3.

Development Milestone Payments. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Anacor the amounts set forth below within [***] following the first occurrence of each event described below (each event, a “Development Milestone” and each payment, a “Development Milestone Payment”).

DEVELOPMENT MILESTONE	DEVELOPMENT MILESTONE PAYMENT
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]

For the avoidance of doubt: (i) each Development Milestone Payment shall be payable [***]; and (ii) satisfaction of a Development Milestone by a sublicensee or assignee of, or Third Party retained by, Licensee or its Affiliates shall be deemed to have been satisfied by Licensee for purposes of this Section 5.3. In the event the Development changes such that [***] described in Development Milestones (1), (2) and (3) above are not [***], respectively, then the then current applicable [***].

5.4.

Sales Milestone Payments. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Anacor the following [***] payments when cumulative Net Sales of Products in the Territory first reach the respective thresholds indicated below (each event, a “Sales Milestone” and each payment, a “Sales Milestone Payment”).

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	14

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SALES MILESTONE	SALES MILESTONE PAYMENT
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]
[***]

Licensee shall make any Sales Milestone Payment payable within [***] after the [***] in which cumulative Net Sales reach the applicable threshold, and such payment shall be accompanied by a report identifying the amount payable to Anacor under this Section 5.4.

5.5.	Royalty Payments.

5.5.1.

In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Anacor non-refundable, non-creditable royalties on a [***] basis as set forth below (the “Marginal Royalty Rates”) on the aggregate Net Sales resulting from the sale of Products, on a Product-by-Product basis, in the Territory during each [***] (collectively, “Royalties”).

NET SALES IN DEVELOPING COUNTRIES	MARGINAL ROYALTY RATE
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]

NET SALES IN DEVELOPED COUNTRIES	MARGINAL ROYALTY RATE
[***]	[***	]
[***]	[***	]

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In the event that the aggregate, annual Net Sales in Greater China [***], then all countries comprising Greater China shall be [***] for the [***] in which annual Net Sales in Greater China [***] and for each [***] and the Marginal Royalty Rates set forth in the table above shall be applied to the Net Sale of Products in Greater China. If and when royalties on Net Sales made in each country comprising Greater China are determined based on the Marginal Royalty Rate set forth in the table above for Net Sales in [***], such Royalties on Net Sales in Greater China payable to Anacor shall not exceed fifty percent (50%) of all amounts received by Licensee under any Greater China Sublicense in such [***], including, without limitation sales milestone payments, profit sharing payments or any other compensation payable to Licensee if such Net Sales of Products in Greater China are made by a Sublicensee.

Each Marginal Royalty Rate set forth in the table above shall apply only to that portion of the Net Sales of each Product in the Territory during a given [***] that falls within the indicated range. Licensee shall pay to Anacor the applicable Royalties within [***] following the expiration of each [***] after the date of the First Commercial Sale. Royalties will be payable on a Product-by-Product and country-by-country basis during the Royalty Term for such Product in each country until the expiration of the Royalty Term for such Product in each country. All Royalty payments shall be accompanied by a report that includes reasonably detailed information regarding a total [***] sales calculation of Net Sales of Product (including all deductions) and all Royalties payable to Anacor for the applicable [***] (including any foreign exchange rates employed).

5.5.2.

Third Party Licenses. In the event that Licensee cannot Commercialize the Product without infringing a Third Party’s Intellectual Property Rights (“Third Party IP”), and if Licensee pays a royalty to a Third Party for the right to use such Third Party IP (the “Third Party Payment”), then Licensee may credit [***] of such Third Party Payment against the Royalties owed and payable on the Net Sales for the corresponding Product, as determined on a country-by-country and Product-by-Product basis. Notwithstanding the foregoing, in no event shall such credits reduce the Royalties payable to Anacor to more than [***] of the Royalties owed for such Net Sales and in no case shall Royalties payable to Anacor be less than [***].

5.5.3.

Generic Entry. For Net Sales based on sales of a Licensed Product in a country in the Territory, any payments owed with respect to such Licensed Product pursuant to this Section 5.5 shall be reduced by [***], if at any time a Generic Product is available in such country and such

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Generic Product(s) have, in the aggregate, achieved more than [***] of the market share in such country by unit volume of combined unit sales of all Products and all Generic Products and for as long as the Generic Product(s) in such country maintain at least a [***] market share and provided however, that royalty rate used to determine Royalties payable to Anacor in such country in no case will be [***].

5.5.4.

Expiration of Valid Claims and Exclusivity. If, on a country-by-country and Product-by-Product basis, clause (b) and (c) of the definition of “Royalty Term” is no longer applicable to such Product in such country (i.e., the Manufacture, use, sale, offer for sale or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right), then the Marginal Royalty Rates used to calculate Royalties with respect to such Product in such country shall be reduced by [***].

5.6.	Change of control Payment.

5.6.1.

Licensee shall pay to Anacor a non-refundable and non-creditable payment of the lesser of (a) [***] or (b) [***] received by Licensee as a result of a Change of Control, sublicense, or divestiture, upon the earlier to occur of either of the following: (i) Licensee completes its first Change of Control and (ii) a transaction to sublicense or divest to a third party any of its Product related rights in a Major Market (other than a third party contract research and/or manufacturing organization conducting Product related research and/or manufacturing services) the “Change of Control Payment”); provided that [***].

5.6.2.	The Change of Control Payment shall be accompanied by a report that includes a copy of any relevant documents to allow Anacor to confirm the accuracy of such payment.

5.6.3.

For a Change of Control Payment due under clause (a) of Section 5.6.1, Licensee or its Affiliate shall make such Change of Control Payment within [***] following (i) the closing of Licensee’s first Change of Control, or (ii) the effective date of the transaction to a third party, as applicable.

5.7.

Priority Review Voucher Right of First Refusal. If a Priority Review Voucher is issued for a Product and Licensee desires to sell such PRV, Anacor or its Affiliates shall have the right of first refusal (“ROFR”) to purchase such PRV for a period of [***] from Licensee providing to Anacor (a) notice of the issuance of a PRV for a particular Product, and (b) a copy of a near final negotiated agreement between Licensee and the potential third party buyer (“TPB”) with such TPB’s identity and potential use redacted) (“PRV RORL”).    Anacor (or its Affiliates) may exercise the PRV ROFR on the same terms as set forth in the agreement between Licensee and TPB. Upon a change of control, any PRV issued thereafter is automatically transferred to Anacor (or its Affiliates).

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5.8.	Greater China Sublicense Payment. In the event that Licensee enters into a Greater China Sublicense and such sublicense provides for Licensee to receive:

(i)	A royalty in excess of [***] on sales of one or more Products; and

(ii)	[***] in addition to a royalty on sales of one or more Products

Then, in addition to the Royalties, Licensee shall pay Anacor the following:

(i)	Fifty percent (50%) of all royalties received under the Greater China Sublicense that are [***] on sales of one or more Products; and

(ii)

Fifty percent (50%) of all amounts received under the Greater China Sublicense that are in addition to the royalties received on sales of one or more Products; such amounts shall include, without limitation, [***]; provided that such amounts shall not include [***].

5.9.	[***]

5.10.	Other Payments. Licensee shall pay to Anacor any other amounts due under this Agreement within [***] following receipt of invoice.

5.11.

Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest, to the extent permitted by law, at [***] above the thirty (30) day U.S. Dollar Prime rate effective for the date such payment was due, as reported in the Wall Street Journal. Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

5.12.

Currency. Any payments under this Section 5 that are recorded in currencies other than the U.S. Dollar shall be converted into U.S. Dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the Calendar Quarter in which such payments or expenses occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period.

5.13.

Method of Payment. All payments from Licensee to Anacor shall be made by wire transfer via immediately available funds in U.S. dollars to credit the bank account set forth below or such other bank account as designated by Anacor in writing to Licensee at least [***] before payment is due. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	18

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Bank Name:	[***]
Bank Address:	[***]
Bank Account Number:	[***]
Account Name:	[***]
ABA Number:	[***]
Routing Number:	[***]
Swift:	[***]

5.14.	Taxes.

5.14.1.

General. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. In the event any payments made by Licensee to Anacor pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, Licensee shall deduct and withhold the amount of such taxes for the account of Anacor to the extent required by Applicable Law and such amounts payable to Anacor shall be reduced by the amount of taxes deducted and withheld, which shall be treated as paid to Anacor in accordance with this Agreement. To the extent that Licensee is required to deduct and withhold taxes on any payments under this Agreement, Licensee shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable Anacor to claim such payments of taxes. Anacor shall provide any tax forms to Licensee that may be reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

5.14.2.

Tax Actions. Notwithstanding anything in this Agreement to the contrary, if an action, including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with Applicable Laws or filing or record retention requirements (a “Tax Action”) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of a Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then (i) the sum payable by the Party that caused

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the Tax Action (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no Tax Action occurred and (ii) the sum payable by the Party that caused a Tax Action (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law. For the avoidance of doubt, a Party shall only be liable for increased payments pursuant to this Section 5.14.2 to the extent such Party engaged in a Tax Action that created or increased a withholding tax or VAT on the other Party.

5.14.3.

Cooperation. The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other Party in connection with any payment made by Licensee to Anacor under this Agreement.

6.	RECORDS; AUDIT RIGHTS.

6.1.

Relevant Records. Licensee shall maintain accurate financial books and records pertaining to sale of the Product by Licensee, its Affiliates or sublicensees, including any and all calculations of the applicable Fees (collectively, “Relevant Records”). Licensee shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) [***] following expiration or termination of this Agreement.

6.2.

Audit Request. Anacor shall have the right during the term of this Agreement and for [***] thereafter to engage, at its own expense, an independent auditor reasonably acceptable to Licensee to examine the Relevant Records from time-to-time, but no more frequently than [***] every [***], as may be necessary to verify compliance with the terms of this Agreement. Such audit shall be requested in writing at least [***] in advance, and shall be conducted during Licensee’s normal business hours and otherwise in a manner that minimizes any interference to Licensee’s business operations.

6.3.

Audit Fees and Expenses. Anacor shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment by Licensee of more than [***] as to the period subject to the audit, Licensee shall reimburse Anacor for any reasonable and documented out-of-pocket costs and expenses of the audit within [***] after receiving invoices thereof, and notwithstanding the provisions of Section 6.2, Anacor shall have the right to examine the Relevant Records of Licensee up to [***] every [***] for the [***] period following the audit revealing such underpayment.

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6.4.

Payment of Deficiency. If any audit establishes that Licensee underpaid any amounts due to Anacor under this Agreement, then Licensee shall pay Anacor any such deficiency within [***] after receipt of written notice thereof. For the avoidance of doubt, such payment will be considered a late payment, subject to Section 5.11.

7.	INTELLECTUAL PROPERTY RIGHTS.

7.1.

Pre-existing IP. Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall retain all rights, title, and interests in and to any Intellectual Property Rights that are owned, licensed, or sublicensed by such Party prior to or independent of this Agreement.

7.2.	Patent Prosecution.

7.2.1.

Patent Prosecution and Maintenance. Subject to Anacor’s rights set forth in Section 7.2.4 below, and immediately upon Anacor’s transfer of the documentation related to the Licensed Patent Rights in accordance with Schedule 3, Licensee will be responsible for filing, prosecuting (including in connection with any reexaminations, revocation proceedings, inter parties reviews, oppositions and the like), and maintaining the Licensed Patent Rights in the Territory and in Anacor’s name at [***] own cost and expense using, as of the Effective Date, [***] as its lead patent counsel in the U.S., Europe and Japan, respectively, and [***] as its annuity service provider to prepare, file, prosecute, and maintain the Licensed Patent Rights. Licensee will select additional qualified patent counsel and foreign agents as necessary, in each case reasonably acceptable to Anacor, within [***] after the Effective Date. During the Term, Licensee will provide notice of any substitution of such counsel, foreign agents or annuity service within [***] after such substitution. Before each submission is filed, Licensee will provide Anacor a reasonable opportunity to review and comment on proposed submissions to any patent office and [***] any comments provided by Anacor to Licensee. Licensee will keep Anacor reasonably informed of the status of the Licensed Patent Rights by timely providing Anacor copies of significant communications relating to such Licensed Patent Rights that are received from any patent office or patent counsel of record or foreign associate.

7.2.2.

Assistance. As reasonably requested by Licensee in writing, Anacor shall cooperate, [***], in obtaining patent term restoration (under, but not limited to, the Drug Price Competition and Patent Term Restoration Act), supplementary protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patent Rights in the United States and Europe.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	21

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7.2.3.

Patent Term Extensions. Licensee shall provide Anacor with notice of each market application and approval within [***] of such application and approval. Licensee shall have the first right with respect to making decisions regarding patent term extensions, including supplementary protection certificates, patent linkages and any other extensions that are now or in the future become available, wherever applicable (each, a “Patent Term Extension”), for Licensed Patent Rights in any country or other jurisdiction in connection with the Products. Prior to selecting any such Patent Rights for a Patent Term Extension, Licensee shall notify Anacor of any such selection and, at Anacor’s request, discuss in good faith any issues or comments Anacor may have with respect to the selection of such Patent Rights and Licensee shall take into consideration Anacor’s reasonable comments. Licensee shall have the responsibility of applying for any Patent Term Extension with respect to such Patent Rights and the Products in the Territory. Licensee shall consult with Anacor and keep Anacor reasonably informed of its efforts to obtain such Patent Term Extension. As reasonably requested by Licensee in writing, Anacor shall cooperate, at Licensee’s expense, in obtaining such Patent Term Extension. Licensee agrees to execute and deliver such further authorizations and instruments in advance of submission to provide Anacor with reasonable comment rights and Licensee agrees to take into consideration such further actions as may be reasonably requested by Anacor to implement the foregoing. If Licensee does not exercise its rights to file Patent Term Extensions on any Licensed Patent Right in the Territory, Anacor shall have the right, on a country-by-country basis to file a Patent Term Extension for such Licensed Patent Rights at Anacor’s sole expense.

7.2.4.

Failure to Prosecute or Maintain. In the event Licensee elects to forgo filing, prosecution, or maintenance of the Licensed Patent Rights, Licensee shall notify Anacor of such election at least [***] prior to any filing or payment due date, or any other due date that requires action (“Election Notice”). Upon receipt of an Election Notice, Anacor shall be entitled, upon written notice to Licensee, at its sole discretion and expense, to file or to continue the prosecution or maintenance of such Patent Right in such country in Anacor’s name using counsel of its own choice and at its own expense, in which case, as of the date Licensee provides Anacor such Election Notice, the license granted in Section 2.1.1 with respect to such patent rights shall become non-exclusive and non-sublicensable (to the extent Licensee has not sublicensed such Patent Right prior to providing such Election Notice), and Licensee will have no further rights in respect of the filing, maintenance, or enforcement of such Patent Right.

7.2.5.	Listing in Orange Book. Licensee shall have the right, in its sole discretion, to make all filings with Regulatory Authorities in the

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Territory for each Product in the FDA’s Orange Book, and under any similar or equivalent laws in other countries or jurisdictions; provided, however, that the Parties shall collaborate in good faith to determine whether any Licensed Patent Rights are required to be included in any such intended filings. Prior to making such filing, Licensee shall notify Anacor of any such filing and, at Anacor’s request, discuss in good faith any issues or comments Anacor may have with respect to such filing and Licensee shall take into consideration Anacor’s reasonable comments.

8.	INFRINGEMENT; MISAPPROPRIATION.

8.1.

Notification. Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Technology in the Field and in the Territory of which it becomes aware, including, but not limited to (i) the filing of an ANDA under Section 505(j) of the United States Federal Food, Drug and Cosmetic Act “FD&C Act”, or an application under Section 505(b)(2) of the FD&C Act naming a Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively or (ii) declaratory judgment action against any Licensed Patent Right in the Territory in connection with any infringement described in clause (i) (any of (i) or (ii) constituting a (“Third Party Infringement”).

8.2.	Infringement Action.

8.2.1.	Right of First Enforcement.

(a)

Licensee shall have the first right (but not the obligation), at its own expense, to control enforcement of the exclusively licensed Licensed Technology against any Third Party Infringement within the scope of its exclusive license and may name Anacor as a party for standing purposes. Prior to commencing any such action, Licensee shall consult with Anacor and shall give due consideration to Anacor’s recommendations regarding the proposed action. Licensee shall give Anacor timely notice of any proposed settlement of any such action instituted by Licensee and shall not, without the prior written consent of Anacor, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensed Patent Rights, (ii) give rise to liability of Anacor or its Affiliates, (iii) admit non-infringement of any Licensed Patent Rights, or (iv) otherwise impair Anacor’s rights in any Licensed Technology or this Agreement.

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(b)

If Licensee does not, with respect to its first right of enforcement under Section 8.2.1(a), obtain agreement from the alleged infringer to desist or fails or refuses to initiate an infringement action by the earlier of [***], then Anacor shall have the right, at its sole discretion, to control such enforcement of the Licensed Technology at its sole expense.

8.2.2.

Recoveries. Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied to reimburse each Party’s costs and expenses incurred in connection therewith. Any remaining recoveries shall be retained by (or if received by Anacor, paid to) Licensee; provided, however, [***]. If Licensee fails to institute an action or proceeding and Anacor exercises its right to prosecute such infringement pursuant to Section 8.2.1(b), any remaining recoveries shall be retained by Anacor.

9.	CONFIDENTIALITY.

9.1.

Definition. “Confidential Information” of a Party means the existence, terms and provisions of this Agreement and all other proprietary information and data of a financial, commercial or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, which are disclosed in writing or, if disclosed orally or visually, summarized in writing and provided to the receiving Party after disclosure. All Licensed Know-How shall be considered Anacor’s Confidential Information. Confidential Information shall not include information that: (a) is, at the time of disclosure or becomes, after the time of disclosure, known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information; (b) was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party; (c) is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or (d) is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.

9.2.

Obligations. The receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, current and prospective sublicensees, consultants, attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement. All obligations of confidentiality under this Agreement shall survive expiration or termination of this Agreement for a period of [***].

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9.3.	Exceptions.

9.3.1.

Disclosure Required by Law. The restrictions set forth in this Section 9 shall not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Laws or a court order or other governmental order, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose, limit or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel.

9.3.2.

Disclosure to Assignee of Payments. In the event that Anacor wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments, Royalties, and Change of Control Payment payable hereunder to one or more Third Parties, Anacor may disclose to such Third Party(ies) Confidential Information of Licensee in connection with any such proposed assignment, provided that Anacor shall hold such Third Parties to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this Agreement.

9.4.

Right to Injunctive Relief. Each Party agrees that breaches of this Section 9 may cause irreparable harm to the other Party and shall entitle the aggrieved Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

9.5.

Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except that the receiving Party (a) may retain a single copy of Confidential Information for the sole purpose of ascertaining its rights and responsibilities in respect of such information and (b) shall not be required to destroy any computer files stored securely by the receiving Party that are created by automatic system back up.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	25

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10.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

10.1.	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

10.1.1.	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

10.1.2.

it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

10.1.3.	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

10.1.4.	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

10.1.5.

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

10.2.	Representations and Warranties by Anacor. Anacor represents and warrants to Licensee as of the Effective Date that:

10.2.1.	to its Knowledge, Anacor has the right to grant right, title and interest in the licenses and other rights granted to Licensee under this Agreement;

10.2.2.	to Anacor’s Knowledge, there is no ongoing or threatened litigation involving the Licensed Patent Rights.

10.3.	Representations, Warranties and Covenants by Licensee.

10.3.1.

Licensee represents and warrants to Anacor that it has the financial and commercial capabilities to Develop the Product and perform its other obligations in accordance with this Agreement and in compliance with all Applicable Laws, and Licensee covenants that it shall use Commercially Reasonable Efforts to maintain such capabilities during the Term.

10.3.2.

Licensee covenants that it will use Commercially Reasonable Efforts to timely obtain the financial and commercial capabilities to Commercialize the Product in accordance with its obligations hereunder.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	26

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10.3.3.	Licensee covenants to Anacor that it shall comply with all Applicable Law with respect to the performance of its obligations hereunder.

10.3.4.

Licensee covenants to Anacor that, in addition to the payments due under this Agreement, it shall be responsible for and pay any financial obligations due from any Third Party agreement related to the Compounds including, but not limited to any pre-existing agreements between Anacor and GlaxoSmithKline.

10.4.

Representations, Warranties and Covenants related to Compliance Laws. Without limiting the generality of Section 10.3.2, Licensee shall comply with the U.S. Foreign Corrupt Practices Act and any other applicable anti-bribery or anti-corruption laws (“Compliance Laws”). Licensee represents and warrants that neither Licensee, nor its respective Affiliates, nor to Licensee’s knowledge, any director, officer, employee, consultant, agent or representative or other person acting on its behalf has taken or will take any action, directly or indirectly, to pay, offer, promise or authorize the payment, or giving of anything of value to any Government Official, or to any person, and has not accepted and will not accept a payment for any item of value: (a) for the purpose of (i) influencing any act or decision of such Government Official(s) in their official capacity, including the failure to perform an official function, in order to assist Licensee or its Affiliates or any beneficiary of the Licensee in obtaining or retaining business, or directing business to any third party, (ii) securing an improper advantage, (iii) inducing such Government Official(s) to use their influence to affect or influence any act or decision of a government entity in order to assist Licensee, its Affiliates or any beneficiary of Licensee in obtaining or retaining business, or directing business to any third party, or (v) providing an unlawful personal gain or benefit, of financial or other value, to such Government Official(s); or (b) otherwise for the benefit of Licensee, or any of its Affiliates in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative law. As used herein, “Government Official” means: (A) any elected or appointed government official (e.g., a member of a ministry of health), (B) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (C) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (D) an employee or person acting for or on behalf of a public international organization, or (E) any person otherwise categorized as a government official under local law. “Government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive).

10.5.

No Action Required Which Would Violate Law. In no event shall Anacor be obligated under this Agreement to take any action or omit to take any action that Anacor believes, in good faith, would cause Anacor to violate any Applicable Law, including without limitation the Compliance Laws.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	27

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10.6.

No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY INFORMATION OR MATERIALS PROVIDED BY ANACOR OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

11.	INDEMNIFICATION.

11.1.

Indemnification by Licensee. Licensee agrees to indemnify, hold harmless and defend Anacor and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “Anacor Indemnitees”), from and against any Third Party Claims arising or resulting from: (a) the Development of a Product by Licensee, its Affiliates, subcontractors or sublicensees, (b) the Commercialization of a Product by Licensee, its Affiliates, subcontractors or sublicensees, (c) the negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates, subcontractors or sublicensees, (d) breach by Licensee of any representation, warranty or covenant as set forth in this Agreement, (e) any financial obligations or claims resulting from any third party agreement related to the Compounds including, but not limited to any pre-existing agreement between Anacor and GlaxoSmithKline or (f) breach by Licensee of the scope of the license set forth in Section 2.1. As used herein, “Claims” means collectively, any and all demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees).

11.2.

Indemnification Procedure. In connection with any Claim for which Anacor seeks indemnification from Licensee pursuant to this Agreement, Anacor shall: (a) give Licensee prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve Licensee from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with Licensee, at Licensee’s ’s expense, in connection with the defense and settlement of the Claim; and (c) permit Licensee to control the defense and settlement of the Claim; provided, however, that Licensee may not settle the Claim without Anacor’s prior written consent, which shall not be unreasonably withheld or delayed, in the event that such settlement materially adversely impacts Anacor’s rights or obligations. Further, Anacor shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	28

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12.	LIMITATION OF LIABILITY.

12.1.

Consequential Damages Waiver. EXCEPT FOR A BREACH OF SECTION 9 OR OBLIGATIONS ARISING UNDER SECTION 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

12.2.

Liability Cap. IN NO EVENT SHALL ANACOR’S LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEED THE CAP, REGARDLESS OF WHETHER ANACOR HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE). “Cap” means the [***] immediately preceding the event giving rise to the claim. As used herein, [***].

13.	TERM; TERMINATION.

13.1.	Term. The term of this Agreement (“Term”) shall commence as of the Effective Date and shall expire upon the last to expire Royalty Term.

13.2.

Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party materially breaches any of its obligations hereunder and fails to cure such breach within [***] of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such [***] period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed [***]. Any termination by a Party under this Section 13.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party. For the avoidance of doubt, Licensee’s failure to use Commercially Reasonable Efforts to Develop and Commercialize the Product or failure to make a Milestone Payment or Royalty payment shall constitute a material breach by Licensee under this Agreement. Without limiting the foregoing, Anacor may, at any time, terminate this Agreement [***] upon written notice in the event that [***] Licensee has breached any of the representations or warranties in Section 10.4 of this Agreement or otherwise failed to meet its obligations under Section 10.4 of this Agreement.

13.3.

Termination for a Bankruptcy Event. Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	29

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institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within [***] after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

13.4.

Termination for Convenience. For the period from the [***] until the [***], Licensee shall have the right to terminate this Agreement for convenience upon [***] prior written notice to Anacor. Upon such receipt of the [***] and continuing through the end of the Term, Licensee shall have the right to terminate this Agreement for convenience upon [***] prior written notice to Anacor.

13.5.	Effects of Termination.

13.5.1.	Termination by Licensee for Cause or Bankruptcy Event. In the event that Licensee terminates this Agreement pursuant to Section 13.2 or Section 13.3, the following shall apply:

(a)

Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease, including, subject to Section 13.5.1(b), the licenses granted to Licensee pursuant to Section 2.1.

(b)

Licensee Inventory. Licensee shall have the right to sell its remaining inventory of Product so long as Licensee has fully paid, and continues to pay when due, all Royalties, Milestone Payments, and Change of Control Payments owed to Anacor, and Licensee is otherwise not in material breach of this Agreement.

13.5.2.

Termination by Anacor for Cause, Bankruptcy Event; Termination by Licensee for Convenience. In the event that Anacor terminates this Agreement pursuant to Section 13.2, Section 13.3, or Licensee terminates this Agreement pursuant to Section 13.4, the following shall apply:

(a)	Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	30

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(b)

Licenses. Anacor shall have a perpetual, irrevocable, worldwide, fully-paid up, royalty-free exclusive right and license, with the right to grant sublicenses, under the Developed IP, as it exists as of the effective date of termination, to use, Develop, Commercialize and Manufacture Compounds and Products.

(c)

Transition. During the notice period provided in Section 13.2 or Section 13.4, as applicable to such termination, or as soon as practicable upon notice of termination pursuant to Section 13.3, at Anacor’s sole option, Anacor shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 13.5.2(c).

(i)

Continued Development. At Anacor’s request and expense, Licensee shall continue on-going Development for a mutually agreed-upon period following terminating of this Agreement, which period shall not be less than [***] unless otherwise agreed to by the Parties. For avoidance of doubt, if Anacor chooses not to continue a clinical trial initiated by Licensee, [***], including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii)

Technology Transfer. At Anacor’s request, Licensee shall make available to Anacor all currently available records and data which exist and are Controlled by Licensee as of the effective date of termination and are necessary or useful for Anacor to continue using, Developing, Commercializing and Manufacturing the Product.

(iii)

Regulatory Matters. At Anacor’s request, Licensee shall transfer and assign to Anacor (or its designee) all Regulatory Approvals, pricing approvals and Regulatory Filings held by Licensee with respect to the Product, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Licensee shall permit Anacor to cross-reference and rely upon such Regulatory Approvals, pricing approvals and Regulatory Filings. Licensee shall make available to Anacor copies of all regulatory documentation and records related to the Product, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities for the Product from Licensee to Anacor.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	31

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(iv)

Trademarks. Anacor shall have a fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the trademarks associated with a Product solely for the purpose of using, Developing, Commercializing and Manufacturing the Product. Anacor shall have a transitional license to use Licensee’s trademarks and promotional materials solely for the purpose of using, Developing, Commercializing and Manufacturing the Product.

(v)

Inventory and Supply. At Anacor’s request, Licensee shall transfer to Anacor (or its designee) all Product, components and in-process inventory produced or held by Licensee with respect to the Manufacture of Products. At Anacor’s request, if Licensee has sublicensed to a CMO to Manufacture the Product, Licensee promptly assign such sublicense to Anacor, or if not, Licensee shall continue to Manufacture or have Manufactured the Product for a period of not less than [***], including, at Anacor’s request, a reasonable stock build. Anacor shall pay to Licensee the actual cost of manufacturing associated with inventory and Product received by Anacor pursuant to this Section 13.5.2(c)(v).

(vi)

Third Party Agreements. At Anacor’s request, to the extent Licensee is able to do so, Licensee shall assign to Anacor (or its designee) any agreements with Third Parties with respect to the Development, Commercialization and Manufacture of the Product. With respect to Third Party agreements that Licensee is not able to assign to Anacor, Licensee shall cooperate to give Anacor the benefit of such contracts for a reasonable transitional period.

(d)

Licensee Inventory. In the event that Licensee terminates this Agreement pursuant to Section 13.4 and Anacor elects not to initiate transition activities pursuant to Section 13.5.2(c), Licensee shall have the right to sell its remaining inventory of Product so long as Licensee has fully paid, and continues to pay when due, all Royalties, Milestone Payments, or Change of Control Payments owed to Anacor, and Licensee is otherwise not in material breach of this Agreement.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	32

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13.6.

Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 1, 6, 7.1, 9, 10.6, 11, 12, 13.5, 13.6, 15, 16, and 17 shall survive expiration or termination of this Agreement.

14.	PUBLICITY; PUBLICATIONS.

14.1.

Use of Names. Subject to Anacor’s rights pursuant to Section 13.5.2(c)(iv), neither Party (nor any of its Affiliates or agents) shall use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols or designs of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.

14.2.

Press Releases. The Parties acknowledge that one or both Parties, either singly or jointly, may desire to publish one or more press releases relating to this Agreement, the License, and developments made thereto. However, each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange so long as the disclosing Party provides the other Party at least [***] prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange.

14.3.

Publications. During the Term, Licensee shall submit to Anacor for review and approval any proposed academic, scientific or medical publication or public presentation that contains Anacor’s Confidential Information. Such review and approval will be conducted for the purposes of preserving the value of the Licensed Technology and determining whether any portion of the proposed publication or presentation containing Anacor’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to Anacor no later than [***] before submission for publication or presentation (the “Review Period”). Anacor shall provide its comments with respect to such publications and presentations within [***] of its receipt of such written copy. The Review Period may be extended for an additional [***] in the event Anacor can, within [***] of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. Licensee will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 14.3, including International Committee of Medical Journal Editors standards regarding authorship and contributions.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	33

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15.	LICENSEE INSURANCE.

15.1.

Insurance Requirements. Licensee will maintain during the Term and until the later of: (a) [***] after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Product have expired, commercial general liability insurance from a minimum [***] AM Best rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than [***]. Licensee has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on Licensee’s liability hereunder. Such policies shall name Anacor and its Affiliates as additional insured (usually for US, Canada and Puerto Rico exposures) or indemnify Anacor and its Affiliates, as principal (usually for rest of world exposures) and provide a waiver of subrogation in favor of Anacor and its Affiliates. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Anacor or its Affiliates. Any deductibles for such insurance shall be assumed by Licensee.

15.2.

Policy Notification. Licensee shall provide Anacor with certified copies of such policies or original certificates of insurance evidencing such insurance: (a) prior to execution by both Parties of this Agreement, and (b) prior to expiration of any one coverage. Licensee shall provide that Anacor shall be given at least [***] written notice prior to cancellation, termination or any material change to restrict the coverage or reduce the limits afforded.

16.	DISPUTE RESOLUTION.

16.1.	Arbitration.

16.1.1.

General. Any disputes, controversies or other claims arising out of this Agreement, its interpretation, validity, performance, enforceability, breach or termination (“Disputes”) that are not settled amicably shall be referred by sending written notice of the Dispute to the other Party for final and binding arbitration with the office of the American Arbitration Association in New York County, New York in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association.

16.1.2.

Number of Arbitrators. The arbitration shall be settled by one (1) arbitrator who is neutral to the Parties, and the Parties shall endeavor to jointly appoint the arbitrator. If the Parties fail to jointly appoint the arbitrator within (15) fifteen days of the arbitration being initiated, the appointment shall be made by the American Arbitration Association.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	34

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16.1.3.	Powers of the Arbitrator.

(a)	The arbitrator is authorized to award to the prevailing Party, if a prevailing party is determined by the arbitrator, such Party’s costs and expenses, including attorneys’ fees.

(b)	The arbitrator may not award punitive, exemplary, or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute.

(c)

The arbitrator shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrator may deem appropriate, and the arbitrator may render an award on such issue.

(d)

In addition to the authority conferred on the arbitrator by the rules designated in this Agreement, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrator shall have the power to grant any provisional measures that the arbitrator deems appropriate, including but not limited to provisional injunctive relief, and any provisional measures ordered by the arbitrator may, to the extent permitted by Applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

16.1.4.

Confidentiality. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by Applicable Law. Any documentary or other evidence given by a Party or witness in the arbitration shall be treated as confidential by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by Applicable Law.

16.2.	No Trial By Jury. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

17.	GENERAL PROVISIONS.

17.1.

Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) Anacor may assign to a Third Party its rights to receive some or all of the payments payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	35

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of the other Party; and (c) either Party may assign this Agreement in the event of a Change of Control of such Party. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.

17.2.

Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

17.3.

Governing Law. This Agreement shall be governed by and construed under the laws in effect in the State of Delaware, U.S. without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result. Section 16 does not intend to deprive any Delaware court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgement or award. In any such action , the courts of Delaware shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party, and (e) consents to service of process in the manner provided by Section 17.8 or by first class certified mail, return receipt requested, postage prepaid.

17.4.

Force Majeure. Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for one hundred eighty (180) days or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	36

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17.5.

Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.6.

Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Anacor and Licensee, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

17.7.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

17.8.

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice):

If to Anacor:

Anacor Inc.

[***]

If to Licensee:

AN2 Therapeutics, Inc.

[***]

and

Cooley LLP

[***]

17.9.

Further Assurances. Licensee and Anacor hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	37

Confidential	Execution Version

17.10.

No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.11.	Entire Agreement; Confidentiality Agreement.

17.11.1.

This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including, without limitation, that certain Confidentiality Agreement by and between the Parties, dated 18 March 2019 (“CDA”). The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information (as defined in the CDA) disclosed by a Party or its Affiliates pursuant to the CDA shall be considered such Party’s Confidential Information and subject to the terms set forth in this Agreement.

17.11.2.	In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

17.12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.13.

Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.14.

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature page to follow]

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	38

Confidential	Execution Version

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

AN2 THERAPEUTICS, INC.		ANACOR PHARMACEUTICALS, INC.

By:	/s/ Eric Easom	By:	/s/ Douglas Giordano
Name:	Eric Easom	Name:	Douglas Giordano
Title:	CEO	Title:	President

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	39

Confidential	Execution Version

SCHEDULE 1.22 COMPOUNDS

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[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	40

Confidential	Execution Version

SCHEDULE 1.53: KNOWLEDGE

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[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	41

Confidential	Execution Version

SCHEDULE 1.55: LICENSED PATENT RIGHTS

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[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	42

Confidential	Execution Version

SCHEDULE 3:

TRANSFER ACTIVITIES

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[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	43

Confidential	Execution Version

EXHIBIT 1

DOCUMENATION / KNOW-HOW

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[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	44

Confidential	Execution Version

SCHEDULE 4.7 DEVELOPMENT PLAN

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[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	45